EXHIBIT 99.3

April 21, 2023

Board of Directors

Viking Energy Group, Inc.

15915 Katy Freeway

Suite 450

Houston, Texas 77094

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 19, 2023, to the Board of Directors of Viking Energy Group, Inc. (“Viking”) as Annex C to, and reference thereto under the headings “Summary - Opinion of Viking’s Financial Advisor” and “The Merger - Opinion of Viking’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Camber Energy, Inc. (“Camber”) and Viking, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Camber (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Scalar, LLC

/s/ Scalar, LLC

Scalar, LLC

Date: April 21, 2023

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